SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------

                                   FORM 8 - A


         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
               SECTION 12(b) or (g) of the SECURITIES ACT OF 1934


                          Peoples Bancorporation, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        South Carolina                               57-0951843
--------------------------------------------------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


1800 East Main Street
Easley, South Carolina                                  29640
-----------------------------------------    -----------------------------------
(Address of principal executive offices)               (Zip Code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

         Securities Act registration statement file number to which this form relates:

                  N/A
         ------------------- (if applicable)


Securities to be registered pursuant to Section 12(b) of the Act:


                 Title of each class             Name of each exchange on which
                 to be so registered             each class is to be registered
                 -------------------             ------------------------------

                 None


Securities to be registered pursuant to Section 12(g) of the Act:


                                 Common Stock
--------------------------------------------------------------------------------
                               (Title of Class)




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Item 1.           Description of Registrant's Securities to be Registered

                  The class of securities registered hereunder is the Registrant's Common Stock, par value $1.67 per share (the "Common Stock"). All shares of Common Stock are entitled to share equally in such dividends as the Board of Directors may declare on the Common Stock from sources legally available therefor. Each share of Common Stock has the same voting rights, privileges and preferences. Each share is entitled to one vote on any issue requiring a vote at any meeting. Shareholders do not have preemptive rights to subscribe for additional shares. A majority of the outstanding shares of Common Stock constitute a quorum for the transaction of business at any meeting of shareholders. Cumulative voting is permitted for the election of directors. Where there are more nominees for directors than positions to be filled, the nominees with the greatest number of votes are elected. On all other matters of general business, if the number of shares voted for a proposition exceeds the number of shares voted against the proposition, the proposition is adopted if a quorum is present unless the South Carolina Business Corporation Act or the Registrant's articles of Incorporation require a different vote for such matter.

                  The Registrant's Board of Directors is divided into three classes, which shall be as equal in number as possible. Each director serves for three years or until his or her successor is elected and qualifies to serve.

                  The Registrant's Articles of Incorporation provide that, in addition to a two-thirds vote typically required by South Carolina corporate law to effect a corporate action with prior stockholder approval, the Registrant may not effect a merger or consolidation, sale or other disposition of all or substantially all of its assets or dispose of by any means all or substantially all of the stock or assets of any subsidiary of the Registrant (collectively referred to as a "Business Combination") if the transaction involves a ten percent beneficial stockholder ("Major Stockholder") unless one of
                  four   additional   requirements  is  met:  (1)  the  Business
                  Combination is approved by a majority of the Board of Directors of the Registrant prior to the Major Stockholder becoming a Major Stockholder; (2) the Major Stockholder obtains the unanimous prior approval of the Board of Directors of the Registrant to become a Major Stockholder and the
                  Business Combination is approved by a majority of the Directors of the Registrant who were directors immediately prior to the time that the Major Stockholder became a Major Stockholder ("Continuing Directors") and by a majority of the Continuing Directors; (3) the Business Combination is approved by the Board of Directors, including at least 80% of the Continuing Directors of the Registrant; or (4) the Business Combination is approved by at least 80% of the outstanding voting stock of the Registrant and by at least 80% of the outstanding voting stock beneficially owned by stockholders other than any Major Stockholder. The Registrant also may not acquire all or substantially all of the assets or business of a Major Stockholder, issue securities to a Major Stockholder, acquire securities of a Major Stockholder, or effect certain types of reclassification of voting stock or recapitalizations which would have the effect of increasing the proportionate amount of voting stock of the Registrant owned by a Major Stockholder, unless approval of the transaction is obtained in the manner described above. The Articles of Incorporation provide that the provision may not be amended, changed or repealed unless such amendment, change or repeal is approved by at least 80% of the outstanding voting stock of the Registrant and by at least 80% of the outstanding voting stock beneficially owned by stockholders other than any Major Stockholder.

                  The foregoing is merely a summary of certain provisions of the Articles of Incorporation and is qualified in its entirety by reference thereto.

Item 2.  Exhibits

                  1.       Articles of Incorporation
                  2.       Bylaws

                                   SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange

Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                                        Peoples Bancorporation, Inc.




                                        By:  s/Robert E. Dye
                                            -------------------------------
                                                Robert E. Dye
                                                President and Chief Executive
                                                Officer


Date:   April 23, 1998

                                  EXHIBIT INDEX


Exhibit No.                         Description

3.1                                 Articles of Incorporation of Registrant
3.2                                 Bylaws of Registrant